Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 14, 2024
Registration Statement Nos. 333-258040 and
333-258040-08

***PRICING DETAILS*** $1.547+bln FORDO (Ford) 2024-A (Prime Auto Loan)

Active Joint Bookrunners : J.P. Morgan (struc), MUFG, Societe Generale
Passive Joint Bookrunners: Barclays and Goldman Sachs
Passive Co-Managers : BBVA and ING
Active Co-Managers : CL King and Siebert Williams

CL	AMT ($MM)	WAL	MDY/FITCH	P.WIN	E. FNL	L. FNL	BENCH	SPREAD	YLD%	CPN%	$PX
A-1	305.000	0.28	P-1/F1+	1-6	09/24	04/25	I-Curve	+13	5.524%	5.524%	100.00000%
A-2a	150.000	1.04	Aaa/AAA	6-19	10/25	01/27	I-Curve	+36	5.383%	5.32%	99.99649%
A-2b*	410.000	1.04	Aaa/AAA	6-19	10/25	01/27	SOFR30A	+36			100.00000%
A-3	560.000	2.39	Aaa/AAA	19-41	08/27	12/28	I-Curve	+57	5.152%	5.09%	99.98319%
A-4	75.000	3.54	Aaa/AAA	41-43	10/27	09/29	I-Curve	+67	5.070%	5.01%	99.97656%
B	47.350	3.57	Aa2/AA	43-43	10/27	11/29	I-Curve	+93	5.328%	5.26%	99.96825%
C	31.560	<<RETAINED>>

* Class A-2b benchmark is SOFR 30A

Expected Settle	: 03/19/24	Registration	: SEC Registered
First Pay Date	: 04/15/24	ERISA Eligible	: Yes
Expected Ratings	: Moody's, Fitch	Px Speed	: 1.30% ABS to 10.00% Clean-Up Call
Ticker	: FORDO 2024-A	Min Denoms	: $1k x $1k
Bill & Deliver	: J.P. Morgan
Expected Pricing	: PRICED	Available Information:
CUSIPs	: A-1 34535EAA0	* Prelim Prospectus	: Attached
A-2a 34535EAB8		* Ratings FWP	: Attached
A-2b 34535EAC6		* IntexNet/CDI	: Separate Message
A-3 34535EAD4
A-4 34535EAE2
B 34535EAF9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 800-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.